Exhibit 99.1

FOR IMMEDIATE RELEASE: Friday, May 13, 2005

Sutron Corporation Reports First Quarter 2005 Results

May 13, 2005, Sterling, VA... Sutron Corporation, a leading provider of hydrological and meteorological monitoring products, systems and services, today reported financial results for the quarter ended
March 31, 2005.

Financial Highlights

For the first quarter ended March 31, 2005:

--Revenue from products, systems and services was up 4.5% to $3,893,933 from $3,727,228 in the first quarter of 2004.

-- Reported net income was $392,291 versus net income of $365,279 in the first quarter of 2004.

-- Earnings per share were $0.09 versus earnings of $0.09 per share during the first quarter of 2004.

--Gross margin was 42% versus 37% in 2004.

--EBITDA (a non-GAAP performance measure) was up 8% to $676,472 versus $624,489 during the first quarter of 2004.

"Sutron first quarter financial results came in slightly above 2004 results," said Raul McQuivey, Sutrons chief executive officer. "Our bookings for the first quarter were not in line with our expectations and came in at approximately $3 million versus $4.1 million in 2004. In 2004, we received several significant project awards during the first quarter that fueled our growth. We anticipate that our bookings will pick up in the second quarter and allow the Company to continue its growth in 2005."

Other Q1 2005 Highlights

Among other Q1 2005 highlights, Sutron:

--Was awarded work orders and contracts totaling $921,301 by the South Florida Water Management District (SFWMD) including a $659,500 contract with the SFWMD SCADA and Instrumentation Management Division (SIM) for groundwater monitoring in the Lower Kissimmee Basin.

--Received an order from CVG International in Miami, Florida for $174,494 on behalf of EDELCA, a power utility company in Venezuela, consisting primarily of 43 SatLink2s and antennas. This equipment will be used to upgrade EDELCAs hydrological monitoring system that provides data on stream flows for hydro-power production planning.

--Received certification of the NESDIS-approved Satellite Transmitter/Logger for Data Buoy Applications, Sutrons 40-Watt SatLink2 Transmitter/Logger for deep-ocean monitoring in March 2005. Sutron also certified its SatLink2 on two Brazilian meteorological satellite systems, SCD and ARGOS, both of which are polar orbiting satellite systems.


This release contains forward-looking statements, including statements regarding Sutron's expected commercial operations. These forward-looking statements are based on a number of assumptions and Sutrons actual results and operations may be materially different from those expressed or implied by such statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.